Filed Pursuant to Rule 424(b)(7)
Registration No. 333-277249
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated February 22, 2024)
Series A Convertible Preferred Stock
Common Stock

This Prospectus Supplement No. 1 (this “prospectus supplement”) amends and supplements information contained or incorporated by reference in the prospectus, dated February 22, 2024 (the “prospectus”). The selling stockholders named herein may sell or transfer, from time to time, the securities offered pursuant to this prospectus supplement in a number of different ways and at varying prices. We will not receive any proceeds from sale of securities by the selling stockholders.
This prospectus supplement should be read in conjunction with, and is qualified by reference to, the prospectus, except to the extent that information contained herein supersedes the information contained or incorporated by reference in the prospectus. This prospectus supplement may only be delivered or used in connection with, the prospectus.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “KAR.” Our Series A Convertible Preferred Stock (the “Series A Preferred Stock”) is not listed on any exchange.

Investing in our common stock or Series A Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus and in the documents incorporated by reference therein to read about factors you should consider before buying shares of our common stock or Series A Preferred Stock.

Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 20, 2025

SELLING STOCKHOLDERS
The following information amends and supplements the information that appears under the heading “Selling Stockholders” in the prospectus.
This prospectus supplement provides that up to the number of shares of Series A Preferred Stock and the number of shares of common stock set forth below may be resold by the selling stockholders named below.
In October 2025, Periphas Kanga Holdings, LP distributed the number of shares of Series A Preferred Stock set forth below to SKM, LLC, Jeffrey Dodge and the Jeffrey Lynn Dodge 2011 Family Trust (collectively, the “Selling Stockholders”). The table that appears under the heading “Selling Stockholders” in the prospectus is being amended and supplemented to (i) remove Periphas Kanga Holdings, LP as a selling stockholder, and (ii) add the Selling Stockholders as selling stockholders. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the heading “Selling Stockholders” in the prospectus.
The percentage ownership data is based on 106,303,637 shares of common stock outstanding as of July 31, 2025.
We have prepared the table below based on information given to us by, or on behalf of, the Selling Stockholders on or before the date of this prospectus supplement.

	Series A Preferred Stock				Common Stock
Name of selling stockholder	Number of shares beneficially owned and offered hereby(1)	Percentage of shares beneficially owned	Number of shares owned after completion of the offering(2)	Percentage of shares beneficially owned after completion of the offering	Number of shares beneficially owned and offered hereby(1)	Percentage of shares beneficially owned	Number of shares owned after completion of the offering(2)	Percentage of shares beneficially owned after completion of the offering
SKM, LLC
Series A Preferred Stock(3)	11,023	3.67%	-	-	621,014	0.58%	-	-
Jeffrey Dodge
Series A Preferred Stock(4)	163	0.05%	-	-	9,183	0.01%	-	-
Jeffrey Lynn Dodge 2011 Family Trust
Series A Preferred Stock(5)	768	0.26%	-	-	43,268	0.04%	-	-

(1)Unless otherwise indicated, the selling stockholders may offer any or all of the Series A Preferred Stock they beneficially own and the common stock issuable upon conversion of the Series A Preferred Stock.
(2)Assumes the sale of all shares of Series A Preferred Stock and common stock offered pursuant to this prospectus.
(3)Represents shares of Series A Preferred Stock received from Periphas Kanga Holdings, LP in a distribution and shares of common stock into which such shares of Series A Preferred Stock are convertible. Sanjeev Mehra is the managing member of SKM, LLC. The principal business address of the selling stockholder identified in this paragraph is c/o Periphas Capital, 745 Fifth Avenue, 16 Floor, New York, NY 10151.
(4)Represents shares of Series A Preferred Stock received from Periphas Kanga Holdings, LP in a distribution and shares of common stock into which such shares of Series A Preferred Stock are convertible. The principal business address of the selling stockholder identified in this paragraph is c/o Periphas Capital, 745 Fifth Avenue, 16 Floor, New York, NY 10151.
(5)Represents shares of Series A Preferred Stock received from Periphas Kanga Holdings, LP in a distribution and shares of common stock into which such shares of Series A Preferred Stock are convertible. The principal business address of the selling stockholder identified in this paragraph is c/o Periphas Capital, 745 Fifth Avenue, 16 Floor, New York, NY 10151.
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